Exhibit 107

Calculation of Filing Fee Table

Form S-8

Genius Group Limited

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount registered(1)(2)	Proposed maximum offering price per share (3)	Maximum aggregate offering price (3)	Amount of registration fee(3)
Equity	Ordinary Shares, no par value	Rule 457(c) and 457(h)	7,000,000	$0.34	$2,380,000	$364.38

(1)	This Registration Statement is being filed by Genius Group Limited relating to 7,000,000 Ordinary Shares which may be offered and sold pursuant to the Employee Share Scheme 2024. No additional registration fee is required for the shares registered on this Registration Statement pursuant to Rule 457(h)(3).

(2)	Also registered hereby are such additional and indeterminate number of Ordinary Shares as may be issuable under the plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, or other similar change affecting the outstanding Ordinary Shares.

(3)	Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended, on a basis of the average of the high and low sales prices of the Ordinary Shares last reported on the NYSE American on August 28, 2024.